EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PERRIGO ANNOUNCES RESTATEMENT OF PREVIOUSLY ISSUED FORMS 10-K AND 10-Q FINANCIAL STATEMENTS; ANNOUNCES SELECT PRELIMINARY UNAUDITED FIRST QUARTER 2017 FINANCIAL RESULTS

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Tysabri® historical royalty stream determined to be a financial asset; Company to file 2016 Form 10-K, including restated fiscal 2014, fiscal 2015 and transition period 2015 audited financials and certain quarterly financial information as soon as practical

•	No expected impact on the previously closed sale of Tysabri®

•	Accounting changes are not expected to have a material impact on net cash flows

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Preliminary unaudited first quarter 2017 consolidated net sales were approximately $1.2 billion comprised of CHCA nets sales of approximately $0.58 billion, CHCI net sales of approximately $0.37 billion and Rx net sales of approximately $0.22 billion

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Provides select 2017 guidance metrics to exclude Tysabri®; expects consolidated net sales to be between $4.6 billion and $4.8 billion, and operating cash flows to be greater than $575 million, which includes $60 million of cash outflows related to the cost optimization

•	Consistent with investment grade philosophy, Company to use proceeds from sale of Tysabri® to redeem $600 million in senior notes due in 2018

•	Company to conduct conference call today at 5:00pm EST

Dublin, Ireland – April 25, 2017 – Perrigo Company plc (NYSE; TASE: PRGO), a leading provider of Quality, Affordable Healthcare Products®, today announced that the Company’s Board of Directors, after consultation with management and discussion with Ernst & Young LLP, the Company’s independent accounting firm (“EY”), and following the recommendation of the Company’s Audit Committee, concluded that the Company’s previously issued financial statements (and any related audit reports of EY) for the following periods (collectively, the “Relevant Periods”) should no longer be relied upon:

•	the fiscal years ended June 28, 2014 and June 27, 2015;

•	the transition period from June 28, 2015 to December 31, 2015; and

•	the quarterly periods ended December 28, 2013, March 29, 2014, September 27, 2014, December 27, 2014, March 28, 2015, September 26, 2015, April 2, 2016, July 2, 2016 and October 1, 2016.

This determination follows a correction in accounting under U.S. generally accepted accounting principles (“U.S. GAAP”) related to the Tysabri® royalty stream. After an extensive evaluation of the facts and circumstances and the judgments required to determine the appropriate classification, it was determined that, under U.S. GAAP, the Tysabri® royalty stream should be recorded as a financial asset, rather than an intangible asset, on the date of acquisition, and the Company adopted this change. In addition, in connection with the financial closing for the year ended December 31, 2016, the Company identified certain deferred tax assets that existed at the time of the acquisition of Omega Pharma Invest N.V. (“Omega”) on April 1,

2015, in the amount of approximately $220 million. The resulting balance sheet reclassification will require a reduction of goodwill, offset by a corresponding reduction to net deferred tax liabilities at the date of the Omega acquisition. Further, the Company has evaluated the accounting effect subsequent to the acquisition date related to the identified deferred tax assets, including the impairments of Omega goodwill recorded in fiscal 2016, and has also concluded that a correction of accounting is required in certain Relevant Periods.

The Company has determined that it is necessary to restate certain previously issued financial statements to address these issues. However, the Company does not expect these changes to have a material impact on net cash flows and does not expect an impact on the previously closed sale of Tysabri®.

The Company has elected to account for the Tysabri® financial asset using the fair value option model, which requires the Company to adjust its financial statements for the Relevant Periods to (1) remove the Tysabri® royalty stream from net sales in its income statement, (2) remove the amortization expense (reflected in cost of goods sold) associated with recording the Tysabri® royalty stream as an intangible asset, and (3) include the quarterly changes in fair value of the Tysabri® royalty stream as a component of other income/expense. The change in accounting may affect the amount and timing of noncash income or expense associated with the Tysabri® asset, and the Company’s Statements of Cash Flows for the Relevant Periods will reflect the cash received from the Tysabri® royalty stream as cash from investing activities, rather than as cash from operating activities.

Select Preliminary Unaudited First Quarter 2017 Financial Results
Perrigo also announced today that preliminary unaudited first quarter 2017 consolidated net sales were approximately $1.2 billion comprised of Consumer Healthcare Americas (CHCA) nets sales of $0.58 billion, Consumer Healthcare International (CHCI) net sales of $0.37 billion and Rx net sales of $0.22 billion. These results do not include any contributions from Tysabri®.

Select Guidance Metrics to Exclude Tysabri®
The Company is issuing select guidance metrics to exclude Tysabri® and expects 2017 net sales to be in the range of $4.6 billion to $4.8 billion and cash flow from operations of greater than $575 million.

Credit Amendment and Redemption of Outstanding Debt
The Company has entered into amendments to its term loan agreement and its revolving credit agreement to remain in compliance with these agreements. Further information about the amendments can be found in the Company’s Current Report on Form 8-K filed today.

Separately, on April 7, 2017, the Company issued a notice of redemption to redeem all of the $600 million in aggregate principal amount of the outstanding 2.300% senior notes due in 2018. The Company expects to redeem all of these notes on May 8, 2017 using available cash on hand.

Perrigo CEO John T. Hendrickson stated, "While the finance team is focused on filing the restatements as soon as practical, I and the Perrigo leadership team remain focused on driving our business and creating value for shareholders. This focus is illustrated by a busy first quarter. We have closed the sale of Tysabri® for $2.2 billion in cash plus up to $650 million in potential milestone payments, and consistent with our investment grade philosophy, we have initiated our debt pay down strategy. Our cost optimization program is well underway to achieve greater than $130 million in savings by mid-2018. I am pleased that our consolidated first quarter 2017 top line results were consistent with our plan and continue to anticipate 2017 will be a year of execution to reestablish our foundation, with a projected return to consolidated growth in 2018. I look forward to capitalizing on our unique business model and focusing on Perrigo’s core strengths in providing Quality, Affordable Healthcare Products® to customers and patients around the globe."

Quiet Period
As the Company continues to address these matters, Perrigo is in a quiet period regarding all matters until the filing of its financial statements.

Conference Call
The Company will host a conference call at 5:00 p.m. ET (2:00 p.m. PT), April 25, 2017 to provide a business update. The conference call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 877-248-9413, International 973-582-2737, and reference ID #10739525. A taped replay of the call will be available beginning at approximately 9:00 p.m. (ET) Tuesday, April 25, until midnight Thursday, May 25, 2017. To listen to the replay, dial 800-585-8367, International 404-537-3406, and use access code 10739525.

About Perrigo
Perrigo Company plc, a leading global healthcare company, delivers value to its customers and consumers by providing Quality Affordable Healthcare Products®. Founded in 1887 as a packager of home remedies, Perrigo has built a unique business model that is best described as the convergence of a fast-moving consumer goods company, a high-quality pharmaceutical manufacturing organization and a world-class supply chain network. Perrigo is the world's largest manufacturer of over-the-counter (“OTC”) healthcare products and supplier of infant formulas for the store brand market. The Company also is a leading provider of branded OTC products throughout Europe and the U.S., as well as a leading producer of “extended topical” prescription drugs. Perrigo, headquartered in Ireland, sells its products primarily in North America and Europe, as well as in other markets, including Australia, Israel and China. Visit Perrigo online at (http://www.perrigo.com).

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including the time, effort and expense to complete the restatements, future impairment charges, the ability to achieve its guidance, the completion of announced acquisitions or dispositions, the ability to execute and achieve the desired benefits of announced initiatives, and the timing, amount and cost of any share repurchases. In addition, the Company may identify and be unable to remediate one or more material weaknesses in its internal control over financial reporting, may encounter unanticipated material issues or additional adjustments that could delay the completion of the restatements or the filing of required periodic reports with the SEC, or may be unable to regain compliance with the NYSE continued listing rules. Furthermore, the Company and/or its subsidiaries may incur additional tax liabilities in respect of 2016 and prior years as a result of any restatement or may be found to have breached certain provisions of Irish company legislation in respect of prior financial statements and if so may incur additional expenses and penalties. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-KT for the six-month period ended December 31, 2015, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications, (269) 686-3373; e-mail: bradley.joseph@perrigo.com